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                                                                   EXHIBIT 5.1

                 [LATHAM & WATKINS LETTERHEAD APPEARS HERE]

                                  May 17, 2000


Bio-Rad Laboratories, Inc.
1000 Alfred Nobel Drive
Hercules, California 94547

          Re:  $150,000,000 Aggregate Principal Amount of
               11 5/8% Senior Subordinated Notes due 2007
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Ladies and Gentlemen:

          In connection with the registration of $150,000,000 aggregate principal amount of 11 5/8% Senior Subordinated Notes due 2007 (the "Series B Notes") by Bio-Rad Laboratories, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission on May 17, 2000 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The Series B Notes will be issued pursuant to an indenture dated as of February 17, 2000 (the "Indenture") by and between the Company and Norwest Bank Minnesota, N.A., as trustee (the "Trustee"). The Series B Notes will be issued in exchange for the Company's outstanding 11 5/8% Senior Subordinated Notes due 2007 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal to be filed as an exhibit thereto. Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

          In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Series B Notes. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.
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Bio-Rad Laboratories, Inc.
May 17, 2000
Page 2

          In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

          We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

          Subject to the foregoing and the other matters set forth herein, it is our opinion, as of the date hereof, that assuming due authorization, execution, delivery and authentication of the Series B Notes, upon issuance in the manner described in the Registration Statement, the Series B Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

          The opinions rendered above relating to the enforceability of the Series B Notes are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent conveyances, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors, (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion regarding the waivers of rights or defenses contained in
Section 4.6 of the Indenture.

          To the extent that the obligations of the Company under the Series B Notes and the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
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Bio-Rad Laboratories, Inc.
May 17, 2000
Page 3


          We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained therein.



                                 Very truly yours,

                                 /s/ Latham & Watkins